Exhibit 1A-6A

INVESTMENT ADVISORY AND MANAGEMENT SERVICES AGREEMENT

This Investment Advisory and Management Services Agreement (this “Agreement”) is entered into as of June 21, 2019 by and between Automation Capital Management, LLC, a Delaware limited liability company (the “Investment Manager”), and AF 2019 NPL A LLC, a Delaware limited liability company (the “Company”).

Background

The Company is in the business of buying, holding, resolving, and disposing of distressed mortgages, and wishes to engage the services of the Investment Manager on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Appointment of the Investment Manager. The Investment Manager shall act as investment manager to the Company and shall manage the investment and re-investment of the cash, securities, instruments, real estate and other assets of the Company in accordance with the terms hereof.

2. Authority of the Investment Manager.

2.1. In General. In the performance of its services hereunder, the Investment Manager shall have the authority for and in the name of the Company to:

2.1.1. Purchase, hold, sell, or otherwise deal in mortgage loans and other interest in real estate and rights in connection therewith of any kind or nature;

2.1.2. Effect borrowings from banks and other financial institutions;

2.1.3. Open, maintain and close bank accounts and draw checks or other orders for the payment;

2.1.4. Exercise all rights, powers, privileges and other incidents of ownership or possession with respect to the assets of the Company;

2.1.5. Supply any administrator of, or other service providers to, the Company with such information and instructions as may be necessary to enable such person or persons to perform their duties in accordance with applicable agreements;

2.1.6. Cause the Company to engage in agency, agency cross and principal transactions with affiliates to the extent permitted by applicable securities law;

2.1.7. Engage personnel, whether part-time or full-time, and attorneys, independent accountants or such other persons as the Investment Manager may deem necessary or advisable;

2.1.8. Enter into, make and perform any contracts, agreements or other undertakings it may deem advisable in connection with providing investment management services to the Company, including but not limited to contracts, agreements or other undertakings with persons, firms or corporations with which the Investment Manager or the principal of the Investment Manager is affiliated;

2.1.9. Authorize any member, employee or other agent of the Investment Manager or agent or employee of the Company to act for and on behalf of the Company in all matters incidental to the foregoing;

2.1.10. Delegate the rights and obligations under this Agreement, at the Investment Manager’s discretion; and

2.1.11. Otherwise act for the Company as it may deem necessary or advisable in connection with any investment management related matters.

2.2. Short Term Investments. The Investment Manager may, if it deems advisable, maintain any portion of the assets of the Company in cash, cash-equivalents and short-term obligations.

3. Policies of the Company. The activities engaged in by the Investment Manager on behalf of the Company shall be subject to the policies and control of the Managing Member of the Company.

4. Status of the Investment Manager. The Investment Manager shall for all purposes be an independent contractor and not an agent or employee of the Company, nor shall anything herein be construed as making the Company a member or co-venturer with the Investment Manager or any of its affiliates, or any of their respective , officers, directors, employees, members, managers, shareholders or agents or clients. The Investment Manager shall have no authority to act for, represent, bind or obligate the Company except as specifically provided herein.

5. Investments. All investments of the Company shall at all times conform to and be in accordance with the requirements imposed by (i) any provisions of applicable law; and (ii) such policies as may be adopted from time-to-time by the Managing Member.

6. Compensation of Investment Manager. The Investment Manager shall receive compensation of Ten Thousand Dollars ($10,000). Income to the Investment Manger shall accrue from the Managing Member

7. Services to Other Clients. The Investment Manager and its affiliates may provide investment management and other services to parties other than the Company and may manage other accounts and/or establish other private investment funds in the future (both domestic and offshore), including those which may employ an investment strategy similar to that of the Company, and shall not by reason thereof be deemed to be acting in conflict with the interests of the Company.

8. Expenses. The Investment Manager shall be responsible for its own operating and overhead expenses.

9. Exculpation and Indemnification.

9.1. Exculpation. To the fullest extent permitted by law, the Investment Manager shall not be liable to the Company or its Stockholders for any action or inaction in connection with the business and affairs of the Company unless such action or inaction is determined by a final, non-appealable court of competent jurisdiction to constitute gross negligence or willful misconduct. It shall be conclusively presumed and established that the Investment Manager shall be entitled to exculpation hereunder if any action is taken, or not taken, by it on the advice of legal counsel or other independent outside consultants.

9.2. Indemnification. To the fullest extent permitted by law, the Company (but not the Stockholders of the Company individually) will indemnify and hold harmless the Investment Manager and its managers, members, shareholders, officers, agents, employees and affiliates (collectively, “Indemnified Persons”) from and against any and all claims, actions, demands, losses, costs, expenses (including attorneys’ fees and other expenses of litigation), damages, penalties or interest, as a result of any claim or legal proceeding related to any action or inaction by any of them in connection with the business and affairs of the Company (including the settlement of any such claim or legal proceeding); provided, however, that the party against whom the claim is made or legal proceeding is directed is not guilty of gross negligence or willful misconduct, as determined by a final non-appealable court of competent jurisdiction. The Company shall, at the discretion of the Managing Member, advance amounts and/or pay expenses as incurred in connection with the indemnification obligation herein. In the event any part of this indemnification obligation shall be deemed unenforceable, such unenforceable party shall be stricken or modified so as to provide the fullest indemnification permitted by law.

9.3. Survival. The foregoing provisions of this section 9 shall survive the termination of this Agreement.

10.   Term. This Agreement may be terminated by either party at any time by giving thirty (30) days’ notice to the other party.

11.   Sales Literature. The Company shall not approve or authorize the use or distribution in connection with the sale of its interests of any literature or advertisement in which the Investment Manager is named or referred to unless such literature or advertisement shall first be submitted to the Investment Manager for its approval with respect to matters concerning the Investment Manager.

12.   Governing Law, Personal Jurisdiction and Venue. This Agreement shall be governed by the internal laws of New York without giving effect to the principles of conflicts of laws. Each party hereby consents to the personal jurisdiction of the Federal or New York courts located in New York County, New York, and agrees that all disputes arising from this Agreement shall be prosecuted in such courts. Each party hereby agrees that any such court shall have in personam jurisdiction over such party and consents to service of process by notice sent by regular mail to the address set forth above and/or by any means authorized by New York law.

13.   Notices. Any notice or document required or permitted to be given under this Agreement may be given by a party or by its legal counsel and shall be deemed to be given (i) one day after the date such notice is deposited with a commercial overnight delivery service with delivery fees paid, or (ii) on the date transmitted by electronic mail with written (including via email), non-automated acknowledgment of receipt, to the following addresses or such other address or addresses as the parties may designate from time to time by notice satisfactory under this section:

Investment Manager	Automation Capital Management, LLC 228 Park Ave South #67157 New York, NY 10003 notices@automationfinance.com
Company	AF 2018 NPL A LLC c/o Automation Holdings LLC, Managing Member 228 Park Ave South #67157 New York, NY 10003 notices@automationfinance.com

14.   Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements and understandings.

15.   Amendments and Waivers. No amendment, modification, or waiver of any provision of this Agreement shall be binding unless in writing and signed by the party against whom the operation of such amendment, modification, or waiver is sought to be enforced. No delay in the exercise of any right shall be deemed a waiver thereof, nor shall the waiver of a right or remedy in a particular instance constitute a waiver of such right or remedy generally.

16.   Binding Effect. This Agreement shall inure to the benefit of the respective heirs, legal representatives and permitted assigns of each party, and shall be binding upon the heirs, legal representatives, successors and assigns of each party.

17.   Signatures. This Agreement may be signed (i) in counterparts, each of which shall be deemed to be a fully-executed original; and (ii) electronically, e.g., via DocuSign or Hellosign. An original signature transmitted by facsimile or email shall be deemed to be original for purposes of this Agreement.

18.   Assignment. Neither party shall assign its rights or duties under this Agreement without the prior written consent of the other party. Any attempted assignment without such prior written consent shall be null and void.

19.   Force Majeure. Neither party shall be entitled to recover damages or terminate this Agreement by virtue of any delay or default in performance by the other party (other than a delay or default in the payment of money) if such delay or default is caused by Acts of God, government restrictions (including the denial or cancellation of any export or other necessary license), wars, insurrections and/or any other cause beyond the reasonable control of the party whose performance is affected; provided that the party experiencing the difficulty shall give the other prompt written notice following the occurrence of the cause relied upon, explaining the cause and its effect in reasonable detail. Dates by which performance obligations are scheduled to be met will be extended for a period of time equal to the time lost due to any delay so caused.

20.   No Third Party Beneficiaries. Except as otherwise specifically provided in this Agreement, this Agreement is made for the sole benefit of the parties. No other persons shall have any rights or remedies by reason of this Agreement against any of the parties or shall be considered to be third party beneficiaries of this Agreement in any way.

21.   Language Construction. The language of this Agreement shall be construed in accordance with its fair meaning and not for or against any party. The parties acknowledge that each party and its counsel have reviewed and had the opportunity to participate in the drafting of this Agreement and, accordingly, that the rule of construction that would resolve ambiguities in favor of non-drafting parties shall not apply to the interpretation of this Agreement.

22.   Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not deemed a part of the context hereof.

23.   Pronouns and Plurals. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

AF 2019 NPL A LLC

By:	Automation Holdings LLC
As Managing Member

By:
Paul Birkett, Managing Member

AUTOMATION CAPITAL MANAGEMENT, LLC

By:
Paul Birkett, Managing Member